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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

SigmaTron International, Inc.

Elk Grove Village, IL

We hereby consent to the incorporation by reference in the Registration Statements on Form S8  (Nos.  33-80147, 333-166210 and 333-178478)  of SigmaTron International, Inc. of our report dated July 24, 2015, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Chicago,  IL

July 24, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.